Exhibit 10.91

AMENDED AND RESTATED ACTIVISION BLIZZARD, INC.

2008 INCENTIVE PLAN

NOTICE OF RESTRICTED SHARE UNIT AWARD

You have been awarded Restricted Share Units of Activision Blizzard, Inc. (the “Company”), as follows:

•                  Your name:  Mike Morhaime

•                  Total number of Restricted Share Units awarded:  400,000

•                  Date of Grant:  November 8, 2010

•                  Grant ID:  08005764

•                  Your Award of Restricted Share Units is governed by the terms and conditions set forth in:

•                  this Notice of Restricted Share Unit Award;

•                  the Restricted Share Unit Award Terms attached hereto as Exhibit A (the “Award Terms”); and

•                  the Company’s Amended and Restated 2008 Incentive Plan, the receipt of a copy of which you hereby acknowledge.

•                  Your Award of Restricted Share Units has been made in connection with your employment agreement with the Company or one of its subsidiaries or affiliates as a material inducement to your entering into or renewing employment with such entity pursuant to such agreement, and is also governed by any applicable terms and conditions set forth in such agreement.

•                  Schedule for Vesting:

Except as otherwise provided under the Award Terms, the Restricted Share Units awarded to you will vest as follows, provided you remain continuously employed by the Company or one of its subsidiaries or affiliates through each such date:

Schedule for Vesting
Date of Vesting	No. of Restricted Share Units Vesting at Vesting Date	Cumulative No. of Restricted Share Units Vested at Vesting Date

December 31, 2011	66,667	66,667
December 31, 2012	66,667	133,334
December 31, 2013	66,667	200,001
December 31, 2014	66,667	266,668
December 31, 2015	66,666	333,334
December 31, 2016	66,666	400,000

•                  Please sign and return to the Company this Notice of Restricted Share Unit Award, which bears an original signature on behalf of the Company.  You are urged to do so promptly.

•                  Please return the signed Notice of Restricted Share Unit Award to the Company at:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA  90405
Attn:  Stock Plan Administration

You should retain the enclosed duplicate copy of this Notice of Restricted Share Unit Award for your records.

Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Award Terms.

ACTIVISION BLIZZARD, INC.

/s/ Ann E. Weiser
Ann E. Weiser
Chief Human Resources Officer

		Date:	December 31, 2010

ACCEPTED AND AGREED:

/s/ Mike Morhaime
Mike Morhaime

Date:	January 13, 2011

2

EXHIBIT A

AMENDED AND RESTATED ACTIVISION BLIZZARD, INC.

2008 INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD TERMS

1.                                       Definitions.

(a)                                  For purposes of these Award Terms, the following terms shall have the meanings set forth below:

“Award” means the award described on the Grant Notice.

“Cause” (i) shall have the meaning given to such term in any employment agreement or offer letter between Grantee and the Company or any of its subsidiaries or affiliates in effect from time to time or (ii) if Grantee is not party to any agreement or offer letter with the Company or any of its subsidiaries or affiliates or any such agreement or offer letter does not contain a definition of “cause,” shall mean that Grantee (A) engaged in misconduct or gross negligence in the performance of his or her duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of his or her employment; (B) engaged in fraud, dishonesty, or any other improper conduct that causes, or in the sole and absolute discretion of the Company has the potential to cause, harm to the Company Group, including the business reputation or financial condition of any member of the Company Group; (C) violated any lawful directives or policies of the Company Group or any applicable laws, rules or regulations; (D) materially breached his or her employment agreement, proprietary information agreement or any other agreement with the Company Group; (E) committed, was indicted on charges related to, convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty, moral turpitude or which could reflect negatively upon the Company Group of otherwise impede its operations; or (F) breached his or her fiduciary duties to the Company Group.

“Common Shares” means the shares of common stock, par value $0.000001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 9 hereof.

“Company” means Activision Blizzard, Inc. and any successor thereto.

“Company Group” means the Company or any of its subsidiaries or other affiliates.

“Company-Sponsored Equity Account” means an account that is created with the Equity Account Administrator in connection with the administration of the Company’s equity plans and programs, including the Plan.

“Date of Grant” means the Date of Grant of the Award set forth on the Grant Notice.

“Employment Violation” means any material breach by Grantee of his or her employment agreement with the Company or one of its subsidiaries or affiliates for so long as the terms of such employment agreement shall apply to Grantee (with any breach of the post-termination obligations contained therein deemed to be material for purposes of these Award Terms).

“Equity Account Administrator” means the brokerage firm utilized by the Company from time to time to create and administer accounts for participants in the Company’s equity plans and programs, including the Plan.

“Grantee” means the recipient of the Award named on the Grant Notice.

“Grant Notice” means the Notice of Restricted Share Unit Award to which these Award Terms are attached as Exhibit A.

“Look-back Period” means, with respect to any Employment Violation by Grantee, the period beginning on the date which is 12 months prior to the date of such Employment Violation by Grantee and ending on the date of computation of the Recapture Amount with respect to such Employment Violation.

“Plan” means the Amended and Restated Activision Blizzard, Inc. 2008 Incentive Plan, as amended from time to time.

“Recapture Amount” means, with respect to any Employment Violation by Grantee, the gross gain realized or unrealized by Grantee upon all vesting of Restricted Share Units or delivery or transfer of Vested Shares during the Look-back Period with respect to such Employment Violation, which gain shall be calculated as the sum of:

(i)                                     if Grantee has received any Vested Shares during such Look-back Period and sold such Vested Shares, an amount equal to the product of (A) the sales price per Vested Share times (B) the number of such Vested Shares sold at such sales price; plus

(ii)                                  if Grantee has received any Vested Shares during such Look-back Period and not sold such Vested Shares, an amount equal to the product of (A) the greatest of the following: (1) the Market Value per Share of Common Shares on the date such Vested Shares were issued or transferred to Grantee, (2) the arithmetic average of the per share closing sales prices of Common Shares as reported on NASDAQ for the 30 trading day period ending on the trading day immediately preceding the date of the Company’s written notice of its exercise of its rights under Section 12 hereof, or (3) the arithmetic average of the per share closing sales prices of Common Shares as reported on NASDAQ for the 30 trading day period ending on the trading day immediately preceding the date of computation, times (B) the number of such Vested Shares which were not sold.

“Restricted Share Units” means units subject to the Award, which represent the conditional right to receive Common Shares in accordance with the Grant Notice and these

Award Terms, unless and until such units become vested or are forfeited to the Company in accordance with the Grant Notice and these Award Terms.

“Section 409A” means Section 409A of the Code and the guidance and regulations promulgated thereunder.

“Term Sheet” means the Corporate Governance Term Sheet approved by the Delaware Court of Chancery in connection with the settlement of In re Activision, Inc. Shareholder Derivative Litigation, C.D. Cal. Case No. CV06-4771 MRP (JTLx); In re Activision Shareholder Derivative Litigation, L.A.S.C. Case No. SC090343.

“Vested Shares” means Common Shares to which the holder of the Restricted Share Units becomes entitled upon vesting thereof in accordance with Section 2 or 3 hereof.

“Withholding Taxes” means any taxes, including, but not limited to, social security and Medicare taxes and federal, state and local income taxes, required to be withheld under any applicable law.

(b)                                 Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

2.                                       Vesting.  Except as otherwise set forth in these Award Terms, the Restricted Share Units shall vest in accordance with the “Schedule for Vesting” set forth on the Grant Notice.  Each Restricted Share Unit, upon vesting thereof, shall entitle the holder thereof to receive one Common Share (subject to adjustment pursuant to Section 9 hereof).

3.                                       Termination of Employment.

(a)                                  Cause.  In the event that Grantee’s employment is terminated by the Company or any of its subsidiaries or affiliates for Cause, as of the date of such termination of employment all Restricted Share Units shall cease to vest and any outstanding Restricted Share Units and Vested Shares that have yet to settle pursuant to Section 7 hereof shall immediately be forfeited to the Company without payment of consideration by the Company.

(b)                                 Other.  Unless the Committee determines otherwise, in the event that Grantee’s employment is terminated for any reason other than for Cause, as of the date of such termination of employment all Restricted Share Units shall cease to vest and, with the exception of any Vested Shares that have yet to settle pursuant to Section 7 hereof, shall immediately be forfeited to the Company without payment of consideration by the Company.

4.                                       Tax Withholding.  The Company shall have the right to require Grantee to satisfy any Withholding Taxes resulting from the vesting of any Restricted Share Units, the issuance or transfer of any Vested Shares or otherwise in connection with the Award at the time such Withholding Taxes become due.  The Company shall determine the method or methods Grantee may use to satisfy any Withholding Taxes contemplated by this Section 4, which may include any of the following:  (a) by delivery to the Company of a bank check or certified check or wire transfer of immediately available funds; (b) through the delivery of irrevocable written instructions, in a form acceptable to the Company, that the Company withhold Vested Shares otherwise then deliverable having a value equal to the aggregate amount of the Withholding Taxes (valued in the same manner used in computing the amount of such Withholding Taxes); or (c) by any combination of (a) and (b) above.  Notwithstanding anything to the contrary contained herein, (i) the Company or any of its subsidiaries or affiliates shall have the right to withhold from Grantee’s compensation any Withholding Taxes contemplated by this Section 4 and (ii) the Company shall have no obligation to deliver any Vested Shares unless and until all Withholding Taxes contemplated by this Section 4 have been satisfied.

5.                                       Reservation of Shares.  The Company shall at all times reserve for issuance or delivery upon vesting of the Restricted Share Units such number of Common Shares as shall be required for issuance or delivery upon vesting thereof.

6.                                       Dividend Equivalents.  In the event that any cash dividends are declared and paid on Common Shares to which the holder of the Restricted Share Units would be entitled upon vesting thereof, such holder shall be paid, on the payment date for such dividend, the amount that such holder would have received if the Restricted Share Units had vested, and the Common Shares to which such holder was thereupon entitled had been issued and outstanding and held of record by such holder, as of the record date for such dividend; provided, however, that no such dividend equivalents shall be paid if the Restricted Share Units have been forfeited to the Company in accordance with Section 3 hereof prior to payment thereof.  Notwithstanding the foregoing, in no event shall any such dividend equivalents be paid later than the 45th day following the year in which the related dividends are paid.  For purposes of the time and form of payment requirements of Section 409A, such dividend equivalents shall be treated separately from the Restricted Share Units.

7.                                       Receipt and Delivery.  As soon as administratively practicable (and, in any event, within 30 days) after any Restricted Share Units vest, the Company shall (i) effect the issuance or transfer of the resulting Vested Shares, (ii) cause the issuance or transfer of such Vested Shares to be evidenced on the books and records of the Company, and (iii) cause such Vested Shares to be delivered to a Company-Sponsored Equity Account in the name of the person entitled to such Vested Shares (or, with the Company’s consent, such other brokerage account as may be requested by such person); provided, however, that, in the event such Vested Shares are subject to a legend as set forth in Section 15 hereof, the Company shall instead cause a certificate evidencing such Vested Shares and bearing such legend to be delivered to the person entitled thereto.

8.                                       Committee Discretion.  Except as may otherwise be provided in the Plan, the Committee shall have sole discretion to (a) interpret any provision of the Plan, the Grant Notice and these Award Terms, (b) make any determinations necessary or advisable for the administration of the Plan and the Award, and (c) waive any conditions or rights of the Company under the Award, the Grant Notice or these Award Terms.  Without intending to limit the generality or effect of the foregoing, any decision or determination to be made by the Committee pursuant to these Award Terms, including whether to grant or withhold any consent, shall be made by the Committee in its sole and absolute discretion, subject only to the terms of the Plan.  Subject to the terms of the Plan, the Committee may amend the terms of the Award prospectively or retroactively; however, no such amendment may materially and adversely affect the rights of Grantee taken as a whole without Grantee’s consent.  Without intending to limit the generality or effect of the foregoing, the Committee may amend the terms of the Award (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 9 hereof) affecting the Company or any of its subsidiaries or affiliates or the financial statements of the Company or any of its subsidiaries or affiliates, (ii) in response to changes in applicable laws, regulations or accounting principles and interpretations thereof, or (iii) to prevent the Award from becoming subject to any adverse consequences under Section 409A.

9.                                       Adjustments.  Notwithstanding anything to the contrary contained herein, pursuant to Section 12 of the Plan, the Committee will make or provide for such adjustments to the Award as are equitably required to prevent dilution or enlargement of the rights of Grantee that would otherwise result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration (including, without limitation, cash or other equity awards), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Award.

10.                                 Registration and Listing.  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue or transfer any Restricted Share Units or Vested Shares, and no Restricted Share Units or Vested Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered in any way, unless such transaction is in compliance with (a) the Securities Act of 1933, as amended, or any comparable federal securities law, and all applicable state securities laws, (b) the requirements of any securities exchange, securities association, market system or quotation system on which securities of the Company of the same class as the securities subject to the Award are then traded or quoted, (c) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (d) any policy or procedure the Company has adopted with respect to the trading of its securities, in each case as in effect on the date of the intended transaction.  The Company is under no obligation to register, qualify or list, or maintain the registration, qualification or listing of, Restricted Share Units or Vested Shares with the SEC, any state securities commission or any securities exchange, securities association, market system or quotation system to effect such compliance.  Grantee shall make such representations and furnish such information as may be appropriate to permit the Company, in light of the then existence or non-existence of an effective registration statement under the Securities Act of 1933, as amended, relating to Restricted Share Units or Vested Shares, to issue or transfer Restricted Share Units or Vested Shares in compliance with the provisions of that or any comparable federal securities law and all applicable state securities laws.  The Company shall have the right, but not the obligation, to register the issuance or transfer of Restricted Share Units or Vested Shares or resale of Restricted Share Units or Vested Shares under the Securities Act of 1933, as amended, or any comparable federal securities law or applicable state securities law.

11.                                 Transferability.  Except as otherwise permitted under the Plan or this Section 11, the Restricted Share Units shall not be transferable by Grantee other than by will or the laws of descent and distribution.  With the Company’s consent, Grantee may transfer Restricted Share Units for estate planning purposes or pursuant to a domestic relations order; provided, however, that any transferee shall be bound by all of the terms and conditions of the Plan, the Grant Notice and these Award Terms and shall execute an agreement in form and substance satisfactory to the Company in connection with such transfer; and provided, further that Grantee will remain bound by the terms and conditions of the Plan, the Grant Notice and these Award Terms.

12.                                 Employment Violation.  The terms of this Section 12 shall apply to the Restricted Share Units if Grantee is or becomes subject to an employment agreement with the Company or any of its subsidiaries or affiliates.  In the event of an Employment Violation, the Company shall have the right to require (i) the forfeiture by Grantee to the Company of any outstanding Restricted Share Units or Vested Shares which have yet to settle pursuant to Section 7 hereof and (ii) payment by Grantee to the Company of the Recapture Amount with respect to such Employment Violation; provided, however, that, in lieu of payment by Grantee to the Company of the Recapture Amount, Grantee, in his or her discretion, may tender to the Company the Vested Shares acquired during the Look-back Period with respect to such Employment Violation and Grantee shall not be entitled to receive any consideration from the Company in exchange therefor.  Any such forfeiture of Restricted Share Units and payment of the Recapture Amount, as the case may be, shall be in addition to, and not in lieu of, any other right or remedy available to the Company arising out of or in connection with such Employment Violation, including, without limitation, the right to terminate Grantee’s employment if not already terminated and to seek injunctive relief and additional monetary damages.

13.                                 Compliance with Applicable Laws and Regulations and Company Policies and Procedures.

(a)                                  Grantee is responsible for complying with (a) any federal, state and local taxation laws applicable to Grantee in connection with the Award, (b) any federal and state securities laws applicable to Grantee in connection with the Award, (c) the requirements of any securities exchange, securities association, market system or quotation system on which securities of the Company of the same class as the Shares are then traded or quoted, (d) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (e) any policy or procedure the Company maintains or may adopt with respect to the trading of its securities.

(b)                                 The Award is subject to the terms and conditions of the Term Sheet, and any Company policies or procedures adopted in connection with the Company’s implementation of the Term Sheet, including, without limitation, any policy requiring or permitting the Company to recover any gains realized by Grantee in connection with the Award.

14.                                 Section 409A.

(a)                                  Payments contemplated with respect to the Award are intended to comply with Section 409A, and all provisions of the Plan, the Grant Notice and these Award Terms shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, (i) nothing in the Plan, the Grant Notice and these Award Terms shall guarantee that the Award is not subject to taxes or penalties under Section 409A and (ii) if any provision of the Plan, the Grant Notice or these Award Terms would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on Grantee or any other person of taxes, interest or penalties under Section 409A, the Committee may, in its sole discretion, modify the terms of the Plan, the Grant Notice or these Award Terms, without the consent of Grantee, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this Section 14 does not create an obligation on the part of the Committee or the Company to make any such modification.

(b)                                 Neither Grantee nor any of Grantee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable with respect to the Award to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Grantee or for Grantee’s benefit with respect to the Award may not be reduced by, or offset against, any amount owing by Grantee to the Company.

(c)                                  Notwithstanding anything to the contrary contained herein, if (i) the Committee determines in good faith that the Restricted Share Units do not qualify for the “short-term deferral exception” under Section 409A, (ii) Grantee is a “specified employee” (as defined in Section 409A) and (iii) a delay in the issuance or transfer of Vested Shares to Grantee or his or her estate or beneficiaries hereunder by reason of Grantee’s “separation from service” (as defined in Section 409A) with the Company or any of its subsidiaries or affiliates is required to avoid tax penalties under Section 409A but is not already provided for by this Award, the Company shall cause the issuance or transfer of such Vested Shares to Grantee or Grantee’s estate or beneficiary upon the earlier of (A) the date that is the first business day following the date that is six months after the date of Grantee’s separation from service or (B) Grantee’s death.

15.                                 Legend.  The Company may, if determined by it based on the advice of counsel to be appropriate, cause any certificate evidencing Vested Shares to bear a legend substantially as follows:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”

16.                                 No Right to Continued Employment.  Nothing contained in the Grant Notice or these Award Terms shall be construed to confer upon Grantee any right to be continued in the employ of the Company or any of its subsidiaries or affiliates or derogate from any right of the Company or any of its subsidiaries or affiliates to retire, request the resignation of, or discharge Grantee at any time, with or without cause.

17.                                 No Rights as Stockholder.  No holder of Restricted Share Units shall, by virtue of the Grant Notice or these Award Terms, be entitled to any right of a stockholder of the Company, either at law or in equity, and the rights of any such holder are limited to those expressed, and are not enforceable against the Company except to the extent set forth in the Plan, the Grant Notice and these Award Terms.

18.                                 Severability.  In the event that one or more of the provisions of these Award Terms shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

19.                                 Governing Law.  To the extent that federal law does not otherwise control, the validity, interpretation, performance and enforcement of the Grant Notice and these Award Terms shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

20.                                 Successors and Assigns.  The provisions of the Grant Notice and these Award Terms shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Grantee and, to the extent applicable, Grantee’s permitted assigns under Section 11 hereof and Grantee’s estate or beneficiary(ies) as determined by will or the laws of descent and distribution.

21.                                 Notices.  Any notice or other document which Grantee or the Company may be required or permitted to deliver to the other pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows:  (a) if to the Company, at its office at 3100 Ocean Park Boulevard, Santa Monica, California 90405, Attn: Stock Plan Administration, or such other address as the Company by notice to Grantee may designate in writing from time to time; and (b) if to Grantee, at the address shown in any employment agreement or offer letter between Grantee and the Company or any of its subsidiaries or affiliates in effect from time to time, or such other address as Grantee by notice to the Company may designate in writing from time to time.  Notices shall be effective upon receipt.

22.                                 Conflict with Employment Agreement or Plan.  In the event of any conflict between the terms of any employment agreement or offer letter between Grantee and the Company or any of its subsidiaries or affiliates in effect from time to time and the terms of the Grant Notice or these Award Terms, the terms of the Grant Notice or these Award Terms, as the case may be, shall control.  In the event of any conflict between the terms of any employment agreement or offer letter between Grantee and the Company or any of its subsidiaries or affiliates in effect from time to time, the Grant Notice or these Award Terms and the terms of the Plan, the terms of the Plan shall control.

23.                                 Deemed Agreement.  By accepting the Award, Grantee is deemed to be bound by the terms and conditions set forth in the Plan, the Grant Notice and these Award Terms.